EXHIBIT 99.1

FOR IMMEDIATE RELEASE HEALTHTRONICS, INC. ANNOUNCES SECOND QUARTER RESULTS, MAJOR REORGANIZATION PLAN UNDERWAY

•	Senior term debt repaid in full, freeing capacity to capitalize on growth opportunities
•	Newly deployed Revolix laser and ClariPath Laboratories show early success
•	Performance improvement initiatives undertaken

AUSTIN, TX, August 7, 2006 — HealthTronics, Inc. (NASDAQ: HTRN), a leading provider of Urology services and products, today announced its financial results for the second quarter ended June 30, 2006.

Revenue from continuing operations for the second quarter 2006 totaled $37.9 million as compared to $39.2 million for the same period in 2005. Net income for the second quarter in accordance with generally accepted accounting principals totaled $1.4 million or $0.04 per share on a diluted basis.

During the quarter, the Company incurred significant non-recurring expenses primarily relating to a recently initiated reorganization plan. Approximately $650,000 was expenses for the performance improvement study being performed by Bain & Company, a global leader in business and management consulting. These costs are reported in corporate expenses and the Company expects to incur additional costs through fiscal year-end related to this engagement. Another $200,000 was incurred relating to the relocation and recruitment of new executives. Severance and legal expenses relating to former executives amounted to approximately $1.1 million for the quarter.

In addition to the aforementioned non-recurring items, the Company incurred approximately $300,000 in stock option expenses and another $150,000 of research & development expenses relating to the HIFU clinical trials. Excluding the total of the aforementioned expenses, fully diluted earning per share would have been $0.08 for the second quarter ended June 30, 2006.

Second quarter results reflect the Company’s repositioning of its Urology Services and Medical Products segments, and the $140 million divestiture of its Specialty Vehicle division, which is reported in discontinued operations. Medical Products now incorporates the expenditures for the Company’s HIFU FDA clinical trials, as well as results of operations from the clinical pathology laboratory. The division realignment will facilitate a close scrutiny of the Company’s cost structure in light of the Specialty Vehicle divestiture. The success of the divestiture positions HealthTronics with a strong, delevered balance sheet, which will facilitate the pursuit of strategic growth opportunities.

Sam B. Humphries, President and Chief Executive Officer commented, “With the divestiture of AK Specialty Vehicles we have the unique opportunity to refocus the Company back to our core competencies of urology services and medical technology. Simultaneously, we are improving the efficiencies of our two businesses by realigning management and operations, driving improvements in our cost structure and enhancing the focus on our customers. The Company implemented significant strategic initiatives during the second quarter that will provide a strong platform for HealthTronics’ long-term growth. Our performance improvement project is geared to strengthen customer service and relationships, improve operational efficiencies, and yield higher margins in our core business. We expect to complete the process in the fourth quarter of 2006. We believe the Revolix surgical laser for BPH and ClariPath Laboratories continue to demonstrate significant potential in the Medical Products division. Financially, we are very well positioned with the full retirement of the Company’s $125 million Senior Term Loan B, which provides essential capacity for growth via strategic acquisitions.”

Second Quarter Milestones

Sam B. Humphries Appointed New President and CEO

On April 26, 2006, HealthTronics appointed Sam B. Humphries as President and Chief Executive Officer. Mr. Humphries previously served as Chief Executive Officer of Uroplasty, Inc. (NASDAQ: UPI) and was a partner of the Ascent Medical Technology Fund, L.P. Mr. Humphries has more than 25 years of healthcare and medical device industry experience, including serving as and President and Chief Executive Officer of American Medical Systems Inc. (NASDAQ: AMMD). He also served in several management positions with General Electric Medical.

James S. B. Whittenburg Appointed President – Urology Services

On June 14, 2006 HealthTronics appointed James S.B. Whittenburg as President of the Urology Services Division. Mr. Whittenburg was previously Senior Vice President of Development and General Counsel and has been heavily involved with the Company’s Urology Services division. His primary focus will be strengthening HealthTronics’ physician relationships and driving value for both the Company and its physician partners.

Mr. Whittenburg commented, “We have two primary objectives in Urology Services. The first is to drive better returns for us and our physician partners through initiatives aimed at improving equipment utilization and pricing at the local service level. The second is to optimize where and how we perform our non-local, operational activities to ensure that we and our partners benefit from the scale we enjoy as the largest provider of lithotripsy services in the United States. We are confident that these initiatives will strengthen the bedrock of our business – our physician relationships.”

Specialty Vehicle Divestiture

In June, HealthTronics announced that it agreed to sell its Specialty Vehicles division for $140 million to Oshkosh Truck Corp. (NYSE: OSK) in an all cash transaction. The deal was closed on July 31, 2006 and HealthTronics’ subsequently retired its Senior Secured Term Loan B in full. The transaction will provide greater access to the capital markets and broaden the Company’s prospects for key strategic acquisitions and the pursuit of new medical technologies.

Medical Products Division Formed

The Medical Products division, formerly the Medical Device division, has been expanded to include capital equipment, medical devices, field service engineering, anatomical pathology and research & development. Christopher B. Schneider, who previously served a dual role as Chief Operating Officer - Urology Services division and President - Medical Device division, will now devote his full attention to the Medical Products division and will serve as its President.

Mr. Schneider commented, “During the second quarter, our capital equipment business delivered 27 units consisting of lithotripters, surgical imaging systems and patient management tables. In April, we delivered our first RevoLix surgical laser for the treatment of benign prostatic hyperplasia (BPH) and ended the quarter with a total of nine units deployed within our physician partnership network. Physician response has been very positive in regard to the enhanced surgical technique and the positive clinical outcomes. Additionally, the Revolix offers an added economic benefit in comparison to both holmium and KTP laser technologies.”

Mr. Schneider continued, “Our anatomical pathology laboratory, marketed under the brand name ClariPath Laboratories, experienced solid growth in case volume during the second quarter after beginning operations in January, 2006. To date, the lab has processed over 2,000 clinical cases, and revenue is meeting the Company’s expectations. ClariPath is expected to show more rapid growth as it leverages its state of the art technology and deploys a direct sales organization.”

About HealthTronics, Inc.

HealthTronics provides healthcare services primarily to the Urology community, and manufactures, services and distributes a variety of specialty medical products. For more information, visit www.healthtronics.com.

Statements by the Company’s management made in this press release that are not strictly historical, including statements regarding plans, objective and future financial performance, are “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although HealthTronics believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that the expectations will prove to be correct. Factors that could cause actual results to differ materially from HealthTronics’ expectations include, among others, the existence of demand for and acceptance of HealthTronics’ services, regulatory approvals, economic conditions, the impact of competition and pricing, financing efforts and other factors described from time to time in HealthTronics’ periodic filings with the Securities and Exchange Commission.

CONTACT: HealthTronics, Inc. Sam B. Humphries, President & CEO sam.humphries@healthtronics.com (512) 314-4325 www.healthtronics.com

HealthTronics, Inc. and Subsidiaries Condensed Consolidated Statements of Income (Unaudited)

($ in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenue:		(Restated)		(Restated)
Urology Services	$32,519	$34,182	$64,941	$67,542
Medical Products	5,210	4,814	11,411	7,512
Other	151	196	303	390

Total revenue	37,880	39,192	76,655	75,444

Cost of services and general and administrative expenses:
Urology Services	14,190	15,715	30,815	30,231
Medical Products	5,612	2,729	11,674	3,452
Corporate	2,539	1,192	4,124	2,729
Depreciation and amortization	2,944	2,954	5,821	5,981

	25,285	22,590	52,434	42,393

Operating income	12,595	16,602	24,221	33,051

Other income (expenses):
Interest and dividends	111	149	242	290
Interest expense	(323)	(301)	(649)	(576)

	(212)	(152)	(407)	(286)

Income from continuing operations before provision
for income taxes and minority interest	12,383	16,450	23,814	32,765

Minority interest in consolidated income	11,337	11,414	21,707	22,848
Provision for income taxes	497	2,009	985	4,218

Income from continuing operations	549	3,027	1,122	5,699

Income (loss) from discontinued operations, net of tax	819	(452)	1,519	(1,590)

Net income	$1,368	$2,575	$2,641	$4,109

Basic earnings per share:
Income from continuing operations	$0.02	$0.09	$0.03	$0.17
Discontinued operations	$0.02	$(0.01)	$0.04	$(0.05)

Net income	$0.04	$0.08	$0.07	$0.12

Weighted average shares outstanding	35,056	34,040	34,981	33,538

Diluted earnings per share:
Income from continuing operations	$0.02	$0.08	$0.03	$0.16
Discontinued operations	$0.02	$(0.01)	$0.04	$(0.04)

Net income	$0.04	$0.07	$0.07	$0.12

Weighted average shares outstanding	35,361	35,218	35,306	34,627

HealthTronics, Inc. and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited)

($ in thousands)	June 30, 2006	December 31, 2005
ASSETS
Total current assets	$76,552	$86,486
Property and equipment, net	36,250	34,760
Assets held for sale	105,777	97,040
Other assets	264,329	264,446

	$482,908	$482,732

LIABILITIES
Total current liabilities	$24,925	$35,674
Long-term debt, net of current portion	128,120	128,688
Liabilities held for sale	23,988	17,948
Other long-term liabilities	26,827	24,974

Total liabilities	203,860	207,284
Minority interest	33,006	33,966
Total stockholders' equity	246,042	241,482

	$482,908	$482,732

HealthTronics, Inc. Supplemental Financial Information Continuing Operations For the Three Months Ended June 30, 2006 Unaudited In thousands, except per share data

	2nd Quarter		YTD
	2006	2005	2006	2005
Summary of Results from Operations
Revenues	$37,880	$39,192	$76,655	$75,444
EBITDA(a)	$15,650	$19,705	$30,284	$39,322
Adjusted EBITDA(a)	$4,313	$8,291	$8,577	$16,474
Net Income from Continuing Operations	$549	$3,027	$1,122	$5,699
EPS	$0.02	$0.09	$0.03	$0.16
Number of Shares	35,361	35,218	35,306	34,627
Segment Information
Revenues:
Urology Services	$32,519	$34,182	$64,941	$67,542
Medical Products	$5,210	$4,814	$11,411	$7,512
Adjusted EBITDA(a):
Urology Services	$7,031	$7,145	$12,527	$14,626
Medical Products	$(375)	$2,144	$(215)	$4,226
Other Information:
Cashflow from Operations	$12,680	$4,955	$24,926	$12,933
Net Draws (Payments) on Senior Credit Facility	$(751)	$(313)	$(751)	$687
Net Debt	$125,669	$135,217	$125,669	$135,217
Days Sales Outstanding	41.0	30.8	41.0	35.0
Capital Expenditures, net to HealthTronics	$2,394	$985	$3,430	$3,038

(a) See accompanying reconciliation of EBITDA and Adjusted EBITDA

HealthTronics, Inc Reconciliation of EBITDA and Adjusted EBITDA Continuing Operations For the Three Months Ended June 30, 2006 Unaudited In thousands

	2nd Qtr		YTD
Consolidated	2006	2005	2006	2005
Income from Continuing Operations	$549	$3,027	$1,122	$5,699
Add Back(deduct):
Provision for income taxes	497	2,009	985	4,218
Interest expense	323	301	649	576
Depreciation and amortization	2,944	2,954	5,821	5,981

Adjusted EBITDA	4,313	8,291	8,577	16,474
Add Back:
Minority interest expense	11,337	11,414	21,707	22,848

EBITDA	$15,650	$19,705	$30,284	$39,322

Urology Services Segment
Revenues	$32,519	$34,182	$64,941	$67,542
Expenses:
Cost of Services	(15,972)	(16,004)	(33,160)	(31,464)
Other Income (Expenses)	1,835	381	2,472	1,396

EBITDA	18,382	18,559	34,253	37,474
Minority interest expense	(11,351)	(11,414)	(21,726)	(22,848)

Adjusted EBITDA	$7,031	$7,145	$12,527	$14,626

Medical Products Segment
Revenues	$5,210	$4,814	$11,411	$7,512
Expenses:
Cost of Services	(5,483)	(2,665)	(11,759)	(3,366)
Other Income (Expenses)	(116)	(5)	114	80

EBITDA	$(389)	$2,144	$(234)	$4,226

Minority interest expense	14	--	19	--

Adjusted EBITDA	$(375)	$2,144	$(215)	$4,226